

                                            Registration Statement No. 333-42026
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           ---------------------------

                                 AMENDMENT NO. 1
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           ---------------------------

                               INDIGO ENERGY, INC.
                            (Formerly Q Power, Inc.)
             (Exact Name of Registrant as Specified in Its Charter)

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
           Delaware                             3629                           13-4105842
(State or Other Jurisdiction of     (Primary Standard Industrial     (I.R.S. Employer Identification
         Incorporation)              Classification Code Number)                 Number)

                               Indigo Energy, Inc.
                               535 Westgate Drive
                             Napa, California 94558
                                 (707) 254-9302
               (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)

                               Christopher Gabrys
                                    President
                               Indigo Energy, Inc.
                               535 Westgate Drive
                             Napa, California 94558
                                 (707) 254-9302
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

                           Stanley Moskowitz, Esquire
                              Rosenman & Colin LLP
                               575 Madison Avenue
                            New York, New York 10022
                                 (212) 940-8800

                           ---------------------------

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

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===========================================================================================================
                                                                    Proposed Maximum
 Title of Each Class                           Proposed Maximum    Aggregate Offering
 of Securities to be        Amount to be      Offering Price Per        Price (1)            Amount of
      Registered             registered             Unit(1)                             Registration Fee(2)
-----------------------------------------------------------------------------------------------------------
Common Stock, par value       1,000,000                $0.25             $250,000              $66.00
    $0.001 per share


===---------------=========================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) of the Securities Act of 1933, as amended.
(2)  The registration fee was previously paid on July 21, 2000.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant files a further amendment which specifically states that this registration statement will become effective in accordance with section 8(a) of the Securities Act of 1933 or on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.
================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.




                 Subject to Completion. Dated October ___, 2000


PROSPECTUS

                               INDIGO ENERGY, INC.
                                1,000,000 SHARES
                                  COMMON STOCK
                                ----------------

     This is an initial public offering of 1,000,000 shares (the "shares") of common stock of Indigo Energy, Inc. We are offering the shares of our common stock for sale on a "any and all best efforts" basis (the "offering") of up to $250,000. The offering price will be $0.25 per share.

     The offering expires 90 days from the date of this prospectus and we may extend the offering for an additional 90 days, in our sole discretion. There are no minimum purchase requirements in this offering. An "any and all best efforts" offering means that we will use our best efforts to sell the stock offered by this prospectus but that we are not required to sell a particular amount of shares in order to complete the offering.

     Shares in this offering will be offered by our directors and executive officers, who will not receive commissions for any sales they may make. In addition, we may reject all or part of any subscription to purchase shares of common stock for any reason. Further, because there are no escrow arrangements in this offering, money we receive for shares will be deposited directly with us and will be immediately available for our use. In the event this offering is oversubscribed, we will immediately return all subscriptions in excess of the maximum offering.

     Prior to this offering, there has been no public market for our common stock. We will be applying to list our common stock on the Over the Counter Bulletin Board Market.

                                ----------------

     The purchase of the securities offered through this prospectus involves a high degree of risk. See section entitled "Risk Factors" on pages - .

--------------------------------------------------------------------------------
                                             Maximum Offering   Price Per Share
--------------------------------------------------------------------------------
Public Offering Price                            $250,000            $0.25
--------------------------------------------------------------------------------
Underwriting Discounts and Commissions              $0               $0.00
--------------------------------------------------------------------------------
Proceeds, before expenses, to the Company        $250,000            $0.25
                                                 ========            =====
--------------------------------------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


                                ----------------

                The Date Of This Prospectus Is October ___, 2000




                               PROSPECTUS SUMMARY

          All references in this prospectus to "we", "us", "ours" and "Indigo" are intended to refer to Indigo Energy, Inc.

     This summary highlights selected information from this registration statement. It does not contain all of the information that may be important to you. You should carefully read the entire document and the other documents referred to in this registration statement. Together, these documents will give you all the information that investors should consider before investing in our common stock.

Our Business

     We are designing and developing, and intend to manufacture and market a reliable electrical backup power supply for the telecommunication industry. Our uninterruptible power supply ("UPS") system will employ a flywheel to store energy for retrieval on demand.

     Flywheel based UPS systems use electrical energy from a primary power source, such as the electric grid or a generator, to store energy within a spinning flywheel. When the primary power source fails or is disrupted, the flywheel system converts the stored energy into an immediate source of electricity.

Limitations of Conventional Non-Flywheel Systems

     We believe flywheel energy storage systems (FESS) represent an alternative to chemical-based batteries, which have been used in telecommunication applications for a number of years. A short-term energy storage device is referred to as an uninterruptible power supply, and provides short term power to a system until the main power supply resumes or a back-up power generator is initiated. Flywheel systems offer the following potential advantages over chemical based battery UPS systems:

     o     lower maintenance requirements;
     o     less sensitivity to outdoor temperatures;
     o     lower cost over the life of the flywheel system;
     o     the ability to readily determine the existing storage capacity, and
     o     minimal environmental disposal problems.

Market Overview

     The worldwide demand for electricity has been increasing rapidly, in no small part due to the expansion of the Internet and telecommunication industry. Coupled with this increase is a demand for more reliable and higher quality power. The Electric Power Research Institute (EPRI) estimated that electric power reliability problems cost the U.S. more than $30 billion annually. The Huber-Mills Digital Power Report estimated that sales for power reliability products will increase at an approximate growth rate of 30% per year for the next 15 years. We believe that the telecommunication industry offers significant growth and opportunities for UPS products including flywheel based uninterruptible power supplies.

Our Products

     We intend to develop a 2,000 Watt-hour flywheel system ("eBattery 2/2"). The eBattery 2/2 is intended to provide uninterruptible power for telecommunication equipment. We believe that with the integration of our proprietary designs and current advances in electronics, we can develop a flywheel system that will be a superior UPS solution. Our flywheel system will be designed with a combination of proprietary components and off-the-shelf components. Currently, a number of components are in the design phase of development. Within the next 3 to 6 months we intend to build and test each of our proprietary components. After the successful testing of these components, we will build an operational prototype of the flywheel system and commence testing of the prototype.

Supplier and Development Agreements

     We have entered into a development and manufacturing agreement with Innovative Magnetic Technologies, d.b.a. CalNetix Inc. to manufacture the bearing components of our flywheel system, and Toray Composites (America) Inc. to build and manufacture the composite flywheel rim for our system.

Corporate Information

     We were founded as a Delaware corporation in March 2000 under the name "Alternate Energy Corp." In March 2000, we changed our name from Alternate Energy Corp. to Q Power Inc. In October 2000, we changed our name from Q Power, Inc. to Indigo Energy, Inc. Our corporate offices are located at 535 Westgate Drive, Napa, California 94558. Our telephone number is (707) 254-9302.

Offering Summary

Offering Price:              $0.25 per share of common stock.

Securities Being Offered:    Up to 1,000,000 shares of common stock.

Securities Outstanding
Prior to the Offering:       10,486,800 shares of common stock were issued and
                             outstanding as of the date of this prospectus.

Use of Proceeds:             We intend to use the net proceeds for research and
                             development of our flywheel system and working capital purposes.


                                  RISK FACTORS

      An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus and any other filings we may make with the United States Securities and Exchange Commission in the future before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of specific factors, including the risks described below and elsewhere in this prospectus. An investment in our common stock may involve additional risks and uncertainties not described below.

We Are a Development Stage Company With No Operating History To Evaluate Our Future Prospects.

     We were incorporated on March 8, 2000 and have limited operating history upon which prospective investors can evaluate our performance. Prospective investors should understand that an investment in our company is significantly riskier than an investment in a business with more extensive operating history. There can be no assurances that we will ever operate profitably. Our operations are subject to all of the risks inherent in the establishment of a new business enterprise. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with a development stage company, particularly a company developing new products for the telecommunication market. Our strategy is based upon a number of projections and assumptions, including, without limitation, projections and assumptions relating to:

     o     the size of the UPS market.
     o     our ability to design and develop a commercially feasible product.

     o     the need for our product.
     o     the price sensitivity of the marketplace.
     o     the cost to acquire customers.
     o the viability of the intellectual property used to develop our flywheel system.

If We Do Not Obtain Additional Financing To Fund Our Research and Development, Manufacturing And Marketing of Our Flywheel System, Our Business May Fail.

     Our business plan calls for significant expenses in connection with the development and manufacturing of our intended product, and if we can not obtain such additional financing our business may fail. In addition, we anticipate that revenues from operations will not be realized until sometime after the development and successful testing of our flywheel system has been completed. We will require additional financing in order to complete the development, manufacturing and marketing of our flywheel system. We do not currently have any arrangements for financing and we can provide no assurance that we will be able to find such financing when needed. Obtaining additional financing will be subject to a number of factors, including:

     (i)   market conditions;
     (ii)  investor acceptance of our business plan; and
     (iii) investor sentiment.

     These factors may make the timing, amount, terms or conditions of additional financing unavailable to us. If we are unsuccessful in obtaining financing in an amount necessary to complete development, manufacturing and marketing of our product, then we will not be able to earn revenues and our business will fail.

This Offering Is Made On A Best Efforts Basis, Failure To Obtain The Maximum Offering Proceeds Could Adversely Affect Our Ability To Develop Our Flywheel System.

     This offering is made on an "any and all best efforts" basis. Because the offering is made on an "any and all best efforts" basis, there can be no assurance that all or any of the shares offered hereunder will be sold. If the maximum offering amount (the "maximum offering") is not sold, we may experience additional financial pressures that will involve such risks as the failure to develop our product for commercial use.

We May Never Complete The Development Of A Commercially Viable Flywheel Based UPS System.

     We do not know when or whether we will successfully complete the development of a commercially viable flywheel based UPS system. We are currently engaged in development to test our proprietary designs and evaluate the product. We must complete substantial additional development of our system before we may have a commercially viable product. We will need sufficient additional funding to complete such development. There are no assurances that we will be able to obtain such additional sufficient funding.

Our Business Is Dependent On The Uncertain Market Acceptance Of Our Initial Flywheel System And If This Market Does Not Expand As We Anticipate, Or If Alternatives To Our Flywheel System Are Successful, Our Business Will Suffer.

     The market for uninterruptible power supply products for the telecommunication industry is rapidly evolving and it is difficult to predict its potential size or future growth rate. Most of the organizations that may purchase our products have invested substantial resources in their existing power systems and, as a result, may be reluctant or slow to adopt a new approach. Moreover, our product is an alternative to existing UPS defined systems and may never be accepted by our customers, may be too cost prohibitive or may be made obsolete by other advances in power quality technologies.

     Improvements may also be made to existing alternatives to our product as well as the emergence of newer, more competitive technologies and products, which could render our product less desirable or obsolete. If the market fails to develop or develops more slowly than we anticipate, we may be unable to recover the losses we will have incurred to develop our product and may never be able to achieve profitability.

We Are Dependent On Third Party Suppliers For The Development And Supply Of Key Components For Our Products. If Those Suppliers Are Unable To Provide Sufficient Components, Our Business Will Suffer.

     We have formed a relationship with two suppliers for key components. We do not know when or whether we will secure relationships with suppliers for the remainder of the required components for our product. We do not know whether we will be able to develop such relationships on terms that will allow us to achieve our objectives. Our business, prospects, results of operations, or financial condition could be harmed if we fail to secure relationships with entities that will supply the required components for our product. Once we establish relationships with third party suppliers, we will rely on them to provide components for our product.

     A current or future supplier's failure to develop and supply components to us, or the quantity needed, will harm our ability to manufacture our product. In addition, to the extent the processes that our suppliers use to manufacture components are proprietary, we may be unable to obtain comparable components from alternative suppliers.

We May Be Unable To Raise Additional Capital Or Generate The Capital Necessary To Support Our Planned Level Of Development Activities And Manufacture And Market Our Product.

     We will require substantial expenditures to complete our development activities and to initiate the manufacturing and marketing of our product. Over the next twelve months, we project expenditures of $1 million in operating capital for development and marketing. Many factors will determine our future capital requirements, including:

     o     the extent and progress of our development programs;
     o     the progress of component test and prototype tests;
     o     the costs of filing, protecting and enforcing patent claims;
     o     market acceptance of our product;
     o     competing technological developments and market developments;
     o the cost of developing and/or operating production facilities for our potential product; and
     o     the costs of commercializing our products.

     We will need to raise additional funds to achieve commercialization of our product. However, additional financing may not be available on favorable terms, if at all. If we do not have adequate funds, we may have to curtail operations significantly. In addition, we may have to enter into unfavorable agreements that could force us to relinquish certain technology or product rights, including patent and other intellectual property rights.

We Face Intense Competition From Larger Competitors And May Be Unable To Compete Successfully With Our Competitors.

     The market for uninterruptible power supplies is intensely competitive. There are many companies in the United States and in Canada engaged in uninterruptible power supply development and production, including flywheel UPS systems. All of these entities have substantially greater financial, research and development, manufacturing and marketing resources than we do.

We Depend On Our Intellectual Property, And If We Are Unable To Protect Our Intellectual Property, We May Be Unable To Compete And Our Business May Fail.

     Our products rely on our proprietary technology, and we expect that future technological advancements made by us will be critical to sustain market acceptance of our products. Therefore, we believe that the protection of our intellectual property rights is, and will continue to be, important to the success of our business. Consequently, our ability to compete effectively will depend, in part, on our ability to protect our proprietary technology, system designs and manufacturing processes. Unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Monitoring unauthorized use of our intellectual property is difficult, and we cannot be certain that the steps we may take will prevent unauthorized use of our technology. In addition, the measures we undertake may not be sufficient to adequately protect our proprietary technology and may not preclude competitors from independently developing products with functionality or features similar to those of our product.

Our Efforts To Protect Our Intellectual Property May Cause Us To Become Involved In Costly And Lengthy Litigation Which Could Seriously Harm Our Business.

     In recent years, there has been significant litigation in the United States involving patents, trademarks and other intellectual property rights. Although we have not been involved in intellectual property litigation, we may become involved in litigation in the future to protect our intellectual property or defend allegations of infringement asserted by others. Legal proceedings could subject us to significant liability for damages or invalidate our intellectual property rights. Any litigation, regardless of its outcome, would likely be time consuming and expensive to resolve and would divert management's time and attention. Any potential intellectual property litigation also could force us to take specific actions, including:

     o the cessation of selling our products that use the challenged intellectual property;

     o obtain from the owner of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms, or at all; or

     o the redesign of those product elements that use infringing intellectual property.

Our Future Plans Could Be Harmed If We Are Unable To Attract Or Retain Key Personnel.

     If we develop a prototype that we believe is marketable, we will require a significant increase in the number of employees. Our future success, therefore, will depend, in part, on attracting and retaining additional qualified management and technical personnel. We do not know whether we will be successful in hiring or retaining qualified personnel. Our inability to hire qualified personnel on a timely basis, or the departure of key employees, could harm our expansion and commercialization plans.

We Depend On Our Executive Officers To Develop Our Flywheel System, And If We Are Unable To Retain Our Executive Officers Our Business May Be Adversely Affected.

     Our future performance depends upon the continued service of executive officers, in particular, the services of Dr. Christopher Gabrys, our President, and Mr. Joel Bloomer, our Chairman of the Board of Directors. The loss of services of one or more of these executive officers, could have a materially adverse effect on our business, operating results and financial condition.

Insiders Will Continue To Have Substantial Control Over Us After This Offering And Can Exert Significant Influence Over Us.

     Upon completion of this offering, assuming the maximum offering is completed, our executive officers and directors, and their respective affiliates, will beneficially own, in the aggregate, approximately 88% of our outstanding common stock. As a result, these stockholders will be able to exert significant control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions.

You May Not Be Able To Resell Your Shares At Or Above The Offering Price.

     Prior to this offering, there has been no public market for our common stock. Although we intend to apply to have our common stock quoted on the Over the Counter Bulletin Board market, a trading market for our shares may never develop or be sustained following this offering. The initial public offering price for our common stock has been determined by us and may not be indicative of the market price for our shares following this offering. If you purchase shares of common stock, you may not be able to resell those shares at or above the initial public offering price. If a market develops, the market price of our common stock may fluctuate significantly in response to numerous factors, some of which are beyond our control, including the following:

     o    actual or anticipated fluctuations in our operating results;
     o changes in market valuations of other technology companies, particularly those that sell products used in UPS systems;
     o announcements by us or our competitors of significant technical innovations, acquisitions, strategic partnerships, joint ventures or capital commitments;
     o introduction of technologies or product enhancements that reduce the need for flywheel systems;
     o    the loss of one or more key suppliers; and
     o    departures of key personnel.

Our Stock Price May Become Volatile Due To A Number Of Factors, Subjecting Us To Litigation That May Be Costly And Drain Our Resources.

     Our stock price may be volatile due to numerous factors, including those listed above. In addition, the stock market has recently experienced extreme volatility that often has been unrelated to the performance of particular companies. These market fluctuations may cause our stock price to fall regardless of our performance. In the past, companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. We may be involved in a securities class action litigation in the future. Such litigation often results in substantial costs and a diversion of management's attention and resources and could harm our business, prospects, and results of operations or financial condition.

Provisions Of Delaware Law And Of Our Charter And By-Laws May Make A Takeover More Difficult.

     Provisions in our certificate of incorporation and by-laws and in the Delaware corporate law may make it difficult and expensive for a third party to pursue a tender offer, change in control or takeover attempt which is opposed by our management and board of directors. Public stockholders who might desire to participate in such a transaction may not have an opportunity to do so. These anti-takeover provisions could substantially impede the ability of public stockholders to benefit from a change in control or change in our management and board of directors.

Future Sales Of Our Common Stock Could Adversely Affect Our Stock Price And Dilute Your Ownership Interest.

     Substantial sales of our common stock in the public market following this offering, or the perception by the market that such sales could occur, could lower our stock price or make it difficult for us to raise additional equity capital in the future. After this offering, assuming the maximum offering, we will have 11,486,800 shares of common stock outstanding. Of these shares, 1,000,000 shares sold in this offering will be freely tradable. All of the remaining 10,486,800 shares are subject to Rule 144 under the Act, which governs the resale of restricted securities. Sales of securities in reliance upon Rule 144 can only be made in accordance with the terms of that rule, which permits limited resale of securities that have been held for one year and essentially unlimited resales after two years for non-affiliates of the Company under certain conditions. However, unless and until we register our securities under the Act and file the required reports under the Securities Exchange Act of 1934, as amended, resale under Rule 144 of securities held for one year is not permitted.

     We cannot predict if future sales of our common stock, or the availability of our common stock for sale, will harm the market price for our common stock or our ability to raise capital by offering equity securities.

Your Ability to Resell Our Shares May Be Limited By Our Limited State Registration Of This Offering.

You may only resell our shares within the states where we have registered. Initially, our shares may be resold only in the following states: Washington, California, New York, Illinois, Nevada and the District of Columbia (although we are considering registering the shares in other states.) Unless a resale exemption is available in other states or we register in other states, shares may be sold only in the aforementioned states. Therefore, if you are unable to find a buyer within one of the states we have registered, or a resale exemption is not available in another state, you may not be able to sell your shares.

We Maybe Subject To The "Penny Stock" Rules Which May Negatively Affect Your Ability To Sell Our Securities Or The Price You Could Receive.

     If we are subject to penny stock rules, your ability to sell our securities or the price you receive may be adversely affected. The Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that the system which provides current price and volume information with respect to transactions in such securities). The penny stock rules require broker-dealers to deliver, prior to any transaction in a penny stock, certain information to their customers and to comply with other requirements which may have the effect of reducing the level of trading activity in a penny stock and make it more difficult to sell such stock.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that involve risks and uncertainties. These forward-looking statements are not historical facts, but rather are based on our current expectations, estimates and projections about our industry, our beliefs and assumptions. Words including "may," "could," "would," "will," "anticipates," "expects," "intends," "plans," "projects," "believes," "seeks," "estimates" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties are described in "Risk Factors" and elsewhere in this prospectus. We caution you not to place undue reliance on these forward-looking statements, which reflect our management's view only as of the date of this prospectus. We are not obligated to update these statements or publicly release the result of any revisions to them to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                         DETERMINATION OF OFFERING PRICE

     Prior to this offering, there has been no public market for our common stock. The offering price of $0.25 per share in this offering has been determined by our management and board of directors, based on a number of factors, including prevailing market conditions, our historical performance, estimates of the business potential, our earnings prospects and each of the above factors in relation to the market valuation of other similar companies in the United States. In the event a market should develop for our common stock after completion of this offering, there can be no assurance that the market price for our common stock will not be lower than the offering price in this offering.

                           LIMITED STATE REGISTRATION

     Initially, we have registered the shares of common stock covered by this offering for sale by us or resold by you only in the following states:
Washington, California, New York, Illinois, Nevada and the District of Columbia (although we are considering registering the shares in other states). A person who is interested in purchasing shares of common stock in the offering but is not a resident of one of the aforementioned states may request that we register shares in his/her state of residence. However, we are not obligated to register shares in any states other than those listed above. We will amend this prospectus to disclose any additional states in which we may register shares. See "Risk Factors" for a discussion of the resale limitations that result from this limited state registration.

                                 USE OF PROCEEDS

     The net proceeds to us from the sale of the 1,000,000 shares offered hereby at the offering price of $0.25 per share will vary depending upon the total number of shares sold. Regardless of the number of shares sold, we expect to incur offering expenses estimated at $79,800 for legal, accounting, printing and other costs in connection with this offering. Assuming the sale of all 1,000,000 shares, the gross proceeds we will receive from this offering will be $250,000, before the deduction of our estimated offering expenses. Other than the reimbursement of actual expenses incurred by our officers in connection with this offering, we will not pay any commission or compensation to any promoter, officer, shareholder or other party for their participation in selling the share.

     Pending the use of the proceeds, we expect that the net proceeds of this offering will be invested in a variety of short and intermediate-term interest-bearing assets, such as obligations of the United States government and its agencies, and other permitted investments.

     It is possible that no proceeds may be raised from this offering. It is also possible that some, but not all, of the 1,000,000 shares offered will be sold. If fewer than all of the shares are sold, we will have to either delay implementation of or modify our business plan. There can be no assurance that any implementation delay or modification of our business plan will not adversely affect our development of a flywheel system. If we require additional funds because we were unable to sell the maximum offering, such funds may not be available to us on acceptable terms.

     We expect to use the net proceeds from this offering, based on the various levels of participation, as follows:

                                                              Use of Proceeds
                                            20%        40%         60%         80%        100%
Gross Proceeds                            $50,000   $100,000    $150,000    $200,000    $250,000
Gross Proceeds less Offering Expenses*    $25,000    $50,000    $100,000    $150,000    $200,000
                                          -------    -------    --------    --------    --------
Salaries                                    ---        ---       $15,000     $30,000     $45,000
General & Administrative Expenses           ---        ---       $10,000     $29,000     $39,000
Purchase Equipment                          ---        ---         ---       $10,000     $13,000
Build and Test Components                 $25,000    $50,000     $75,000     $81,000    $103,000
                                          -------    -------     -------     -------    --------
Total Expenses                            $25,000    $50,000    $100,000    $150,000    $200,000
                                          =======    =======    ========    ========    ========


*A portion of the offering expenses have been paid using monies received from the earlier private placement.

                                 CAPITALIZATION

     The following table sets forth our capitalization as derived from our audited balance sheet at August 31, 2000:

Debt:

Short Term Debt                                             $  1,327
                                                            --------
Total Debt                                                  $  1,327
                                                            --------

Shareholders' Equity:

Preferred Stock ($0.001 par value)                                --

Common Stock ($0.001 par value)                             $ 10,487

Additional Paid In Capital                                   273,313

Deficit Accumulated During Development Stage                 (94,916)
                                                            --------
Total Shareholders' Equity                                   188,884
                                                            --------
Total Capitalization                                        $188,884
                                                            ========


                           MARKET FOR OUR COMMON STOCK

     There is presently no public market for our common stock. We anticipate applying for trading of our common stock with the Over the Counter Bulletin Board (OTC:BB) upon the effectiveness of the registration statement, of which this prospectus forms a part of. However, we can provide no assurance that our common stock will be traded on the OTC:BB market or if traded, that a public market will materialize.

                         SELECTED FINANCIAL INFORMATION

     The following summary of our financial data for the period March 8, 2000 (inception) to August 31, 2000, has been prepared by our management and is qualified in its entirety by, and should be read in conjunction with our audited financial statements contained elsewhere in this prospectus.

                                                          FOR THE PERIOD
                                                    MARCH 8, 2000 (INCEPTION)
                                                        TO AUGUST 31, 2000
STATEMENT OF OPERATIONS:
Revenue                                                  $   --
Expenses                                                  (94,916)
                                                         --------
Loss from Operations                                      (94,916)
                                                         --------
Net Loss                                                 $(94,916)
                                                         ========

                                                         AUGUST 31,
                                                           2000
BALANCE SHEET:
Current Assets                                           $158,777
Working Capital                                          $156,850
Total Assets                                             $190,211
Total Liabilities                                        $  1,327
Total Shareholders' Equity                               $188,884

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

     You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our financial statements, the notes to the financial statements and the other financial information contained elsewhere in this prospectus.

     We commenced operations in March 2000. We are a development stage company and have generated no revenues. Since inception, we have focused our efforts on raising funds, developing our management team, research and development of our flywheel system and establishing strategic relationships with key suppliers and expenses of this offering. As of August 31, 2000, we have incurred a cumulative net loss of $94,916. We have a calendar year end of December 31.

REVENUE. We intend to derive revenue from the sale of our flywheel system. To date, we have not generated any revenues from the sale of our flywheel system. Our ability to generate revenues depends upon our successful development and commercialization of a flywheel system. We intend to begin selling our flywheel system during the first or second quarter of 2002. Until such time, we are unable to internally generate funds to operate.

OPERATING EXPENSES. Total operating expenses for the period March 8, 2000 (inception) to August 31, 2000 was $94,916 and consisted of general administrative expenses, depreciation and costs related to the research and development of our product and raising funds.

LIQUIDITY AND CAPITAL RESOURCES. As of August 31, 2000, we had current assets of approximately $158,177. These assets are attributable to proceeds from private equity financing aggregating approximately $240,000. We will be dependent upon proceeds from the continued sale of our securities to continue operating and funding research and development until we commercialize our flywheel system.

     We believe our current cash resources are sufficient to fund development activities relating to the flywheel system for the next 3 months. If we receive less than the maximum proceeds from this offering, it will be necessary to raise additional funds to complete component testing, build an operational prototype and conduct field trials of the flywheel system. However, should the development or testing of the prototype take more time than anticipated, or if the test results necessitate significant modifications to the flywheel system, additional funding may be required. These funds may not be available on terms favorable to us. If we do not have sufficient funds to complete our development, we will have to cease activities until additional funds become available (see "Risk Factors"). We have no preliminary agreements or understandings with any party, including our officers, directors and shareholder, with respect to any debt financing.

     We anticipate that if the maximum offering is raised our available cash resources will be sufficient to meet anticipated research and development and working capital requirements through Q1 2001. Upon the successful development of an operational prototype, we will need additional funds of approximately $1 million to construct and test field trial units, conduct customer site testing of the field trial units and commence initial marketing activities. Since we are in the process of designing the components of the flywheel system, we can not say with any certainty, when, if at all, the initial prototype will be completed. We can not assure you that any additional financing that may be required will be available on terms favorable to us.

                                    BUSINESS

Company Background

     Indigo Energy, Inc. has its principal offices at 535 Westgate Drive, Napa, California and was incorporated in Delaware in March 2000.

     We are a development stage company, incorporated for the express purpose of developing, designing, manufacturing and marketing a 2,000 Watt-hour flywheel UPS system. We have no revenues. Since inception, we have been engaged in developing a corporate structure, planning operations, capital raising activities and developing our flywheel system. We are not and have no intentions of becoming a blank check company as defined by Rule 419 of the Securities Act of 1933, as amended.

     We are presently continuing research and development activities related to the design, development and testing of a flywheel UPS system. Our flywheel system will be based upon proprietary designs developed by Christopher Gabrys, our President. Flywheel UPS systems draw electrical energy from a primary power source, such as an electric grid or a generator, and stores the energy for future use. When the primary power source fails or is disrupted, the flywheel system converts the stored energy into an immediate supply of usable energy.

Market Overview

     The worldwide demand for high quality electricity has been increasing rapidly in recent years, driven in large part by the growth in the use of computers, the Internet and telecommunication products. In a study conducted by the University of Texas, they projected that the U.S. Internet economy would grow to $507 billion by 1999, an increase of 68% over 1998. Electricity customers are far less tolerant today of voltage disturbances from sags and surges, and power outages because such disturbances disrupt business operations and reduce employee productivity. Therefore, to ensure uninterrupted electrical power, corporations will need to add a reliable, high-quality power supplies to protect their communication equipment.

Flywheel Systems In General

     Flywheel energy storage systems (FESS) represent an alternative to more conventional chemical-based battery UPS systems which are currently used in telecommunication applications. Flywheel UPS systems operate in the following manner:

     o When commercial electrical power is available, the FESS operates as an electric motor which causes the rotor (flywheel) to spin or to continue spinning.

     o The spinning flywheel stores a certain amount of kinetic energy. The amount of energy stored is dependent on the speed of revolution and upon the inertia, i.e., the higher the speed and the higher the inertia, the greater the kinetic energy.

     o If commercial power is interrupted, the motor generator converts the kinetic energy of the flywheel back into usable electrical energy.

     o The amount of power that is generated depends upon the design of the motor generator. The length of the time that the power is available is a function of the kinetic energy storage capacity of the flywheel.

     FESS units have recently emerged as a feasible technology due to:

     o new advances in high strength, low weight (composite) materials for rotor construction;

     o     low friction bearings (e.g., magnetic); and

     o     low cost, high quality electronics.

     We believe that FESS units offer users the following advantages over chemical-based battery UPS systems:

     o     lower maintenance requirements;

     o     less sensitivity to outdoor temperatures;

     o     the ability to readily determine the existing storage capacity; and

     o     minimal environmental disposal problems.

     The following is a detailed description of the components of a flywheel based UPS system:

     A flywheel (rotor) is the mechanical component that stores energy in the form of kinetic energy. Rotors may be constructed of metal or advanced composites, including graphite or glass fiber. The geometry, mass, and rotational speed determine the amount of stored energy. Although the rotor axis is typically oriented vertically, in some FESS designs the axis may be oriented in other directions, including horizontal.

     The motor generator is used for converting electrical energy to mechanical and for reconverting the mechanical energy to electrical energy upon loss of primary power. The size of the motor generator determines the power input and output capability.

     The power electronics are the electrical components that perform the required AC, DC, and variable frequency AC conversions to control the speed of the motor and extract the flywheel energy when required.

     The bearings are the low-friction support system for the rotor. Bearings may be mechanical or magnetic, or a combination.

     The containment is the physical housing for the flywheel and other mechanical components. The housing not only contains the basic mechanical components, but also maintains a vacuum and serves as a barrier in case of a failure.

     A FESS primary unit includes the flywheel, motor generator, bearings and containment.

     A FESS control unit houses the power electronics and electrical monitoring and alarm system. These components are located in a housing (equipment shelf or closure) separate from the FESS primary unit. The control unit may be installed within a cabinet indoors or outdoors, above or below-ground.

Limitations of Non-Flywheel UPS Systems

     Non-flywheel, or conventional, UPS devices have evolved out of a combination of diesel engines, generators, automobile batteries and UPS electronics. We believe that this has resulted in less efficient, less reliable and more expensive UPS systems. Chemical-based battery UPS systems have several limitations, including:

     Cost

     o Batteries must be regularly inspected, generally every three months, to detect problems. Batteries also require periodic testing to determine their power output capacity, which degrades over time.

     o Regardless of usage, batteries have a limited useful life and must be replaced every 2 to 7 years, depending upon the amount of use, environmental conditions and other factors.

     o Unless cooled by a costly air conditioning system, a battery's capacity will rapidly degrade when used in hot weather climates.

     Reliability

     o Batteries are prone to heat buildup and corrosion which leads to a high rate of battery failure.

     o When batteries are repeatedly used at or near their maximum power output, power output capacity rapidly decreases, reducing the batteries' effectiveness over time.

     Environmental

     o Batteries contain toxic materials such as lead and sulfuric acid. State and federal environmental regulations make battery disposal a costly proposition.

     Beyond the specific problems associated with chemical-based batteries, existing UPS systems contain inefficiencies inherent in any system that was not designed as an integrated solution. Specifically, the major components of these systems do not come from a single reliable source. Separate companies manufacture, market and service the generators, UPS electronics and batteries. This lack of a single-source supplier makes installation, maintenance and failure analysis more difficult, costly and complex. Therefore, the end user must assume the responsibility to integrate and monitor the system.

Telecommunication Network Overview

Any communication, voice or data, (excluding wireless networks) travels over communication lines that are connected by both "inside" and "outside" stations. An "inside" station refers to the equipment that handles the switching and routing functions and is housed within a structure or building with a controlled environment ("Central Office"). The "outside" stations are used to connect customers to the switching and routing equipment in the Central Office and are subject to the elements, making them far more susceptible to power interruptions and much more difficult to maintain. An outside station is any one of the following: (i) a remote terminal, which is a small cabinet located by the curb of a street ("RT"), (ii) a utility pole or (iii) a unit connected directly to a customer's home. Each station needs back-up power to keep all the electronics installed, within the station, running continuously so that the lines of communications do not break down.

Market Analysis

     The worldwide demand for high quality electricity has been increasing rapidly in recent years, driven in large part by the growth in the use of the Internet and telecommunication products. The Electric Power Research Institute, from a 1999 study, estimates that power disturbances cost U.S. businesses more than $30 billion each year. The Huber-Mills Digital Power Report estimates that sales for power reliability products will grow at a rate of 30% per year for the next 15 years. Our products will initially target the telecommunication UPS market.

     Telecommunication Market

     Traditionally, a string of chemical-based batteries have served the UPS power needs of the telecommunication industry. However, new, more reliable alternatives are increasingly being reviewed to replace such systems. Most telecommunication companies strive to meet a goal of 100% reliability, but are unable to meet such goals due to the reliability of chemical-based batteries. These companies are looking for alternatives to meet their goals. This market is made up of five distinct segments:

     The cable television market (CATV) in the United States, which is dominated by four operators, AT&T, AOL/Time Warner, Comcast and Cox Communications.

     Computer Telephony Integration (CTI) technology, which allows an individual to use a telephone line simultaneously for voice and computer data communication and allows individual office personnel to manage telephone calls from a personal computer.

     Local Multipoint Distribution Service (LMDS) companies, which provides two-way wireless broadband technology that enables communication providers to quickly and inexpensively provide high margin bandwidth services to businesses and homes. Competitive Local Exchange Carriers (CLECs), such as Convergent Communications, cellular companies, such as Sprint PCS, and Internet service providers, such as Earthlink, are potential customers of our flywheel system.

     Digital subscriber lines (DSL), which allows high-speed/broadband Internet connections over existing copper telephone wires. DSL is offered by such companies as SBC Communications, Qwest, Bell South and Verizon (formerly Bell Atlantic).

     Internet telephony (IT) technology, which allows companies such as Qwest, ICG and Cincinnati Bell, to use the Internet to offer communication services such as voice, facsimile and voice-messaging applications.

Our Products

     We have designed and intend to develop and market a high performance uninterruptible power supply for the telecommunication industry that employs a flywheel and magnetic bearings. We intend to provide a highly reliable and non-toxic alternative to chemical-based battery UPS systems that are currently used in the telecommunication industry. In addition, over the estimated 20-year life (based on the initial design characteristics of our first product) of our flywheel system, its cost, including initial cost and maintenance expenses, would be per watt-hour less than a chemical-based battery system over the same time period.

     We intend to develop and offer a 2,000 watt-hour UPS flywheel system. The eBattery 2/2 is intended to provide the uninterruptible power requirements for remote stations within a telecommunication network. Units will be installed underground at remote stations requiring UPS backup. The eBattery 2/2 has seven main components:

         (i)     a high-strength composite flywheel;

         (ii)    a magnetic bearing system;

         (iii)   a high-efficiency motor/generator;

         (iv)    power electronics;

         (v)     a vacuum system;

         (vi)    a containment structure; and

         (vii)   a system monitor.

     We believe that our flywheel system will have the following competitive advantages over traditional chemical-based battery powered UPS systems:

     o    100% protection from power fluctuations.
     o Estimated 20 year service life (based on our initial design characteristics).
     o    Very low maintenance costs.
     o    Impervious to high power draws.
     o Wide operating temperature range (Climate control often needed for batteries).
     o    Estimated 4 times faster recharge rate than batteries.
     o    Lifetime energy efficiency - greater than 90%.
     o Environmentally benign (Used batteries are considered hazardous waste).

Research and Development

     Components of the flywheel system will be tested individually within the next 6 to 12 months. Unless the maximum amount of capital is raised in this public offering, only limited individual component testing will be undertaken. The rotor is intended to be built and tested in the first quarter of 2001 and the vacuum system is intended to be built and tested late in the second quarter of 2001. Each proprietary component will be tested to determine working parameters and physical limitations. Upon the successful testing of each component and obtaining additional sufficient funding, we intend to assemble and field test a prototype unit. This testing is scheduled to last several months. Once the prototype unit has successfully passed rigorous testing, additional field trial units will be assembled for distribution to several customers for site testing. Site testing is scheduled to commence in late 2001. Actual sales of production units are anticipated to begin in 2002 after successful demonstration of the field trial units. However, there can be no assurance that we will complete the development of a commercially viable flywheel system.

Sales and Marketing Strategy

     When and if we complete our product's development, our marketing strategy will focus on establishing recognition of our flywheel system's cost and performance benefits. Initially, we will focus on the computer telephony integration (CTI) and cable television (CATV) providers. Achieving the desired level of market penetration may involve providing customers with trial units on a reduced, or no cost, basis. However, there can be no assurance that we will complete the development of a commercially viable flywheel system.

Intellectual Property

     We have filed a number of patent applications and intend to file more applications relating to our flywheel system with the United States Patent and Trademark Office. If granted, a patent gives the owner the right to exclude others from making, using, and selling the invention described in the patent for a period of twenty years from the filing date. During the course of developing the eBattery, we will continue to file patent applications to protect our intellectual property.

     We have entered into confidentiality agreements with all employees to protect our intellectual property, including any copyrights, patents and trade secrets that we currently possess and may possess in the future. There can be no assurances that we will be issued any patents for any part of the UPS flywheel system we intend to develop. Our failure to secure any patent or protect our intellectual property may have a materially adverse effect on our business, financial position and operations.

Manufacturing

     We intend to rely on subcontractors to manufacture proprietary components of our flywheel system, based on our designs and processes. We will also use non-proprietary components based on our performance requirements. Our flywheel system's design is intended to standardize the manufacturing process. We intend to assemble and test our flywheel system internally. In addition, we intend to build an assembly plant for such purposes upon sufficient additional funding and the successful development and testing of our flywheel system. However, there can be no assurance that we will complete the development of a commercially viable flywheel system.

     We have entered into strategic relationships with two technology suppliers:
CalNetix, to manufacture and supply bearings and Toray Composites (America), to manufacture and supply the composite flywheel rims.

     CalNetix, a privately held company located in Torrance, California, will develop and manufacture the bearings for the eBattery. The CalNetix agreement provides that our company and CalNetix will work together to test and develop the bearings for our flywheel system. Upon the successful development of a flywheel system, CalNetix will be our exclusive supplier of the proprietary bearings. In addition, we will be the exclusive buyer of the proprietary bearings from CalNetix. There can be no assurance that the companies will develop a marketable product.

     Toray Composites (America) Inc. of Tacoma, Washington, will develop and manufacture composite rims for our rotor. We will work with Toray to test and develop the composite rim for our flywheel system. Upon the successful development of the flywheel rotor, Toray will be our exclusive supplier of the proprietary rims. In addition, we will be the exclusive buyer of the proprietary rims from Toray. There can be no assurance that the companies will develop a marketable product.

     Our inability to find other manufacturers and suppliers for additional components of the flywheel system would have a materially adverse effect on our financial position and operations.

Competition

     The power quality and reliability market is extremely competitive. When and if we are in a position to offer a product to the marketplace, we will be competing with other flywheel based UPS manufacturers and chemical-based battery UPS manufacturers. Our direct competitors in developing and manufacturing flywheel based UPS systems will include Active Power, Inc., Beacon Power Corporation and Trinity Flywheel Power, all of which are much larger, and have significantly more resources than we do. Our direct competitors amongst chemical-based battery UPS manufacturers will include Exide Corporation and Yuasa, Inc. Both of these companies are well established in the market and have significantly more resources than we do.

     We have limited financial, marketing, technical and other resources that are necessary to implement our business plan. Our success will depend upon our ability to obtain financing for the development of a UPS product that will compete on the basis of performance, reliability and price. There can be no assurance that we will be able to obtain the necessary funding to compete successfully in the UPS market. Even if funding is obtained, we may not be able to compete successfully in the UPS market.

Employees

     Currently we do not have any full-time employees, except for our current officers. Upon sufficient additional funding and the completion of an operational prototype flywheel, we intend to hire approximately 7 people. These people will be comprised of sales, business development, assembly and office administration. Labor costs will be minimized by outsourcing functions when practical. The specific contractors, criteria for choosing said contractors and specific contracting functions have not been determined at this time. We will use reasonable standards to hire competent and capable contractors.

     Christopher Gabrys, our President, Joel Bloomer, our Chairman and Rick Campbell, our Vice President, are currently designing the flywheel system on a full-time basis. None of these officers are currently paid a salary. Upon the closing of this offering, we intend to commence paying a salary to each of these officers. We believe that Messrs. Gabrys, Bloomer and Campbell's experience and engineering expertise in the flywheel industry will enable them to be successful in developing our flywheel system. We rely heavily on these officers to complete an operational and commercially viable flywheel system. Each officer has signed a confidentiality and non-disclosure agreement with us. The unavailability of either Messrs. Gabrys, Bloomer or Campbell would set back the developmental time frame of our flywheel system and would have a materially adverse effect on our business, financial position and proposed operations.

Legal Proceedings

     We are not involved in any pending, or to our knowledge, threatened legal proceedings. We may from time to time become a party to various legal proceedings arising in the ordinary course of business.

                             DESCRIPTION OF PROPERTY

Our offices are at the home of Mr. Bloomer, our Chairman, and we currently pay no rent:

                  535 Westgate Drive
                  Napa, California 94558

Upon the completion of this offering, we intend to commence looking for office space that is suitable for our current engineering needs. We intend to rent a 2,000 square foot space in the Seattle, Washington area.

                                   MANAGEMENT

         The following table sets forth the names, ages (as of August 31, 2000) and positions of our directors and executive officers.

Name                       Age         Position
----                       ---         ---------
Joel Bloomer               60          Chairman of the Board of Directors
Christopher Gabrys         30          President, Director
Rick Campbell              30          Vice President
Scott Kostiuk              29          Secretary, Treasurer


JOEL BLOOMER, CHAIRMAN OF THE BOARD

Mr. Bloomer has served as our Chairman of the Board since inception. He has worked as a business consultant to Toray Composites (America) Inc. since 1994. Mr. Bloomer has 35 years experience in the aerospace industry in composite materials, structural design, dynamic analysis, manufacturing process development and business development activities. He is a graduate of the University of Washington with a M.S. in Aeronautical Engineering.

CHRISTOPHER GABRYS, PRESIDENT

Dr. Gabrys has served as our President since inception. From 1996 to 2000, Dr. Gabrys worked as both a consultant and as a senior engineer of composite development at Toray Composites (America) Inc. (TCA). At TCA, Dr. Gabrys commercialized a composite manufacturing process and devised several patent-pending flywheel designs. Dr. Gabrys earned a Ph.D. in Engineering Science and Mechanics from The Pennsylvania State University in 1996.

RICK CAMPBELL, VICE PRESIDENT

Dr. Campbell has served as our Vice President since inception. Prior to joining Indigo Energy, Dr. Campbell was a project leader in the research and development efforts of Accuride Corporation from 1999 to 2000. From 1997 to 1999, Dr. Campbell was a senior engineer at Lockheed Martin. Dr. Campbell earned a Ph.D. in Engineering Science and Mechanics from The Pennsylvania State University in 1997.

SCOTT KOSTIUK, SECRETARY AND TREASURER

Mr. Kostiuk has been our Secretary and Treasurer since inception. From October 1998 to February 2000, Mr. Kostiuk has served as the Secretary and Treasurer of Zeppelin Software Inc, a wireless communications company. From November 1994 to 1999, Mr. Kostiuk served as the Secretary and Treasurer of The Plant Software Inc., a computer software development and publishing company. Mr. Kostiuk attended the University of Toronto, graduating with a B.A. degree in 1993.

                             EXECUTIVE COMPENSATION

     From March 8, 2000 (inception) through August 31, 2000, there was no cash compensation paid to any of our officers or directors. Directors are reimbursed for their expenses in attending board meetings. The following table sets forth the compensation for our 4 officers.

                                                                    EXPECTED
NAME AND                        1999          1999 TOTAL         COMPENSATION
PRINCIPAL POSITION             SALARY        COMPENSATION        FOR 2000-2001
------------------             ------        ------------        -------------
Joel Bloomer                     $0               $0                $30,000**
Chairman

Dr. Christopher Gabrys           $0               $0                $30,000
President & Director

Dr. Rick Campbell                $0               $0                $30,000
Vice President

Scott Kostiuk                    $0               $0                $30,000
Secretary, Treasurer

** Upon sufficient additional funding of $500,000 (after the completion of this offering), we will initially commence paying a salary of $30,000 per annum.


Stock Option Grants

We have not granted any stock options.


Employment Agreements

We have no employment agreements, written or oral, with any of our officers or employees.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of August 31, 2000, information as to:
(a) the beneficial ownership of our common stock by (i) each person serving as our director on such date, (ii) each person who qualifies as a "named executive officer" as defined in Item 402(a)(2) of Regulation S-B under the Exchange Act, and (iii) all of our directors and executive officers as a group; and (b) each person known to us as having beneficial ownership of more than ten percent (10%) of our common stock.

     As of August 31, 2000, we had 10,486,800 shares of common stock issued and outstanding.

                                             Beneficial       Percent of    Assuming the
                                            Ownership of        Common        Maximum
Name and Address of Beneficial Owner      Capital Stock (1)     Stock        Offering
------------------------------------      -----------------     -----        --------
Joel K. Bloomer(2)                            3,400,000(5)      32.4%         29.6%
Christopher Gabrys(2)                         3,104,000(6)      29.6%           27%
Rick Campbell (2)                               640,000(7)       6.1%          5.6%
Scott Kostiuk(2)                              3,000,000(8)      28.6%         26.1%
Elaine Collins(3)                             3,400,000         32.4%         29.6%
Richebourg, Inc.(4)                           3,000,000         28.6%         26.1%
All directors and executive officers
as a group (4 persons)                       10,144,000         96.7%         88.3%

     (1) The securities "beneficially owned" by an individual are determined in accordance with the definitions of "beneficial ownership" set forth in the rules of the Securities and Exchange Commission and may include securities owned by or for the individual's spouse and minor children and any other relative who has the same home, as well as securities to which the individual has voting rights or investment power or had the right to acquire beneficial ownership within sixty (60) days after August 31, 2000. Beneficial ownership may be disclaimed as to certain of the securities.

     (2) Except as otherwise noted, the address of each person is c/o Indigo Energy, Inc., 535 Westgate Drive, Napa, California 94558.

     (3) Ms. Collins has an address at 535 Westgate Drive, Napa, California
94558.

     (4) Richebourg, Inc. has an address at Fort Nassau Centre, Marlborough Street, PO Box N-4875, Nassau, Bahamas.

     (5) All of such shares are held by Mr. Bloomer's spouse, Elaine L. Collins, and includes shares purchased in a private placement conducted by the Company in 2000.

     (6) Includes shares purchased in a private placement conducted by the Company in 2000.

     (7) Includes 140,000 shares owned by Dr. Campbell's parents, David R. and Bonnie D. Campbell.

     (8) All of such shares are owned by Richebourg, Inc., a corporation in which Mr. Kostiuk is the principal.

                              RELATED TRANSACTIONS

     None of our directors or officers, or any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us.

                            DESCRIPTION OF SECURITIES

General

     Upon the closing of this offering, we will have authorized capital stock of 100 million shares, of which 90 million shares will be designated as common stock, $0.001 par value and 10 million shares will be designated as preferred stock, $0.001 par value. As of the date of this prospectus, we have 10,486,800 shares of common stock issued and 16 shareholders.

     COMMON STOCK

     All shares are fully paid and non-assessable. All shares are equal to each other with respect to voting, liquidation, and dividend rights. Special shareholder meetings may be called by our officers or directors, or upon the request of holders of at least one-tenth (1/10) of the outstanding shares. Holders of shares are entitled to one vote at any shareholder's meeting for each share they own as of the record date set by the board of directors. Holders of shares are entitled to receive such dividends as may be declared by the board of directors out of funds legally available therefore, and upon liquidation are entitled to participate in a distribution of assets available for such distribution to shareholders. There are no conversion, preemptive or other subscription rights or privileges with respect to any share, except for registration rights granted to a certain number of shareholders. Reference is made to our Certificate of Incorporation and bylaws as well as to the applicable Statutes of the State of Delaware for a more complete description of the rights and liabilities of holders of shares. It should be noted that our bylaws may be amended by the board of directors without notice to the shareholders. Our shares do not have cumulative voting rights, which means that the holders of more than fifty percent (50%) of the shares voting for election of directors may elect all the directors if they choose to do so. In such event, the holders of the remaining shares aggregating less than fifty percent (50%) will not be able to elect directors. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

                                 DIVIDEND POLICY

     We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

                              PLAN OF DISTRIBUTION

General

     The following discussion addresses the material terms of the plan of distribution. We are offering up to 1,000,000 shares of our common stock at a price of $0.25 per share on a first come first serve, "any and all best efforts" basis, through certain of our executive officers and directors, so no compensation will be paid with respect to those sales, except for reimbursement of expenses actually incurred on our behalf in connection with such activities. Since this offering is conducted as an "any and all" basis, there can be no assurance that any of the shares will be sold. If we fail to sell all the shares we are trying to sell, our ability to implement our business plan will be materially affected, and you may lose all or substantially all of your investment.

     A subscription agreement, the form of which is attached to this prospectus, will be required to be submitted by all purchasers of the shares. As soon as practicable, but no more than 30 business days after receipt of a subscription to purchase shares of common stock, we will accept or reject such subscription. Subscriptions that we do not reject within this 30 day period shall be deemed accepted. Once we accept a subscription, the subscriber cannot withdraw it. Full payment of the purchase price must accompany the subscription. Failure to pay the full subscription price shall entitle us to disregard the subscription. No subscription agreement is binding until we accept it, which we may, in our sole discretion, refuse to accept for shares, in whole or in part, for any reason whatsoever. Unless we agree otherwise all subscription amounts must be paid in United States currency by check, bank draft or money order payable to "Indigo Energy, Inc." We will accept a subscription in writing in the form of acceptance attached to the subscription agreement and made part of this prospectus.

     There is currently no market for any of our shares and no assurances are given that a public market for such securities will develop after the closing of this offering or be sustained if developed. While we plan, following the closing of this offering, to take affirmative steps to request or encourage one or more broker/dealers to act as a market maker for our securities, no such efforts have yet been undertaken and no assurances are given that any such efforts will prove successful. As such, investors may not be able to readily dispose of any shares purchased hereby.

     The offering shall be conducted by our directors and officers, namely, Joel Bloomer, Christopher Gabrys, Rick Campbell, and Scott Kostiuk. Although each person is an associated person of us as that term is defined in Rule 3a4-1 under the Exchange Act, they are deemed not to be a broker for the following reasons:

     1. Each person is not subject to a statutory disqualification as that term is defined in Section 3(a)(39) of the Exchange Act at the time of their participation in the sale of our securities.

     2. Each person will not be compensated for there participation in the sale of our securities by the payment of commission or other remuneration based either directly or indirectly on transactions in securities.

     3. Each person is not an associated person of a broker or dealer at the time of their participation in the sale of our securities.

     Each person will restrict their participation to the following activities:

     1. Preparing any written communication or delivering any communication through the mails or other means that does not involve oral solicitation by him of a potential purchaser;

     2. Responding to inquiries of potential purchasers in a communication initiated by the potential purchasers, provided however, that the content of responses are limited to information contained in the registration statement filed under the Securities Act or other offering document; and

     3. Performing ministerial and clerical work involved in effecting any transaction.

     As of the date of this prospectus, we have retained no broker for the sale of securities being offered. In the event we retain a broker who may be deemed an underwriter, an amendment to our registration statement will be filed. In the event we engage sales agents who are members of the National Association of Securities Dealers Inc. to sell shares on a best efforts basis, we anticipate that such persons would be paid sales commissions not exceeding 10% of the aggregate dollar amount of common stock sold by the sales agents as well as certain other marketing-related expenses.

     The offering will remain open for a period of 90 days from the date of this prospectus or an additional 90 days in our sole discretion, unless the entire gross proceeds are earlier received or we decide, in our sole discretion, to cease selling efforts. Our officers, directors and stockholders and their affiliates may purchase shares in this offering. We may terminate this offering for any reason at any time during its pendency for any reason whatsoever.

No Escrow of Proceeds

     There is no escrow of any of the proceeds of this offering. Accordingly, we will have use of such funds once we accept a subscription and funds have cleared. Such funds shall be non-refundable to subscribers except as may be required by applicable law.

If This Offering is Oversubscribed

     If we are able to sell the maximum offering of shares before this offering ends, and subsequently we receive funds in excess of the maximum offering, we will immediately return all subscriptions, and with the funds (without interest) without deduction for commissions or expenses to such subscriber.

                                  LEGAL MATTERS

     The validity of our shares of common stock offered hereunder will be passed upon for us by Rosenman & Colin LLP, New York, New York.

                                     EXPERTS

     Our balance sheet as of August 31, 2000 and the related statements of operations, cash flows and stockholders' equity for the period March 8, 2000 (inception) to August 31, 2000, appearing elsewhere in this prospectus, have been included herein in reliance on the report of Freeman & Davis LLP, given on the authority of said firm as experts in accounting and auditing.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

     We have had no changes in or disagreements with our accountants since our incorporation in 2000.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement on Form SB-2 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered by this prospectus. This prospectus is filed as a part of the registration statement and does not contain all of the information contained in the registration statement and exhibits and reference is hereby made to such omitted information. Statements made in this registration statement are summaries of the terms of these referenced contracts, agreements or documents and are not necessarily complete. Reference is made to each exhibit for a more complete description of the matters involved and these statements shall be deemed qualified in their entirety by the reference.

     You may inspect the registration statement and exhibits and schedules filed with the Securities and Exchange Commission at the Securities and Exchange Commission's principle office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549.

The Securities and Exchange Commission also maintains a web site
(http://www.sec.gov) that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. For further information pertaining to us and our common stock offered by this prospectus, reference is made to the registration statement.

     You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information in this document may only be accurate on the date of this document.


                          INDEX TO FINANCIAL STATEMENTS

     Report of Independent Accountants................................F-1
     Audited Financial Statements:
         Balance Sheet as of August 31, 2000..........................F-2
         Statement of Operations for the period
             March 8, 2000 (inception) to August 31, 2000.............F-3
         Statement of Cash Flows for the period
             March 8, 2000 (inception) to August 31, 2000.............F-4
         Statement of Stockholders' Equity for the
             period March 8, 2000 (inception) to August 31, 2000......F-5
         Notes to Audited Financial Statements........................F-6 - F-8

                               FREEMAN & DAVIS LLP

                          CERTIFIED PUBLIC ACCOUNTANTS


Harold N. London, CPA
Robert H. Feldstein, CPA                         225 West 34th Street, Suite 320
Stuart H. Levitt, CPA                                 New York, N.Y.  10122-0397
Gerald Lubowsky, CPA
Arthur Schwartzman, CPA                          -------------------------------
Zvi Levavy, CPA
                                                         Telephone: 212-594-8155
-----------------------                                 Telecopier: 212-465-0520

Philip J. London


                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------


To the Board of Directors of
Indigo Energy, Inc. (formerly Q Power, Inc.):

     We have audited the accompanying balance sheet of Indigo Energy, Inc. (formerly Q Power, Inc.), a Delaware corporation, as at August 31, 2000 and the related statements of operations, cash flows and stockholders' equity for the period March 8, 2000 (inception) to August 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Indigo Energy, Inc. (formerly Q Power, Inc.) as at August 31, 2000, and the results of its operations and its cash flows for the period March 8, 2000 (inception) to August 31, 2000 in conformity with accounting principles generally accepted in the United States of America.


                                                             FREEMAN & DAVIS LLP


New York, New York
October 26, 2000

                               INDIGO ENERGY, INC.
                            (FORMERLY Q POWER, INC.)
                          (A DEVELOPMENT STAGE COMPANY)

                                  BALANCE SHEET

                                 AUGUST 31, 2000

                                     ASSETS
                                     ------

CURRENT ASSETS
--------------

  Cash                                                                     $139,706
  Prepaid expenses                                                            7,206
  Advances to officers (stockholders)                                        11,265
                                                                           --------
    TOTAL CURRENT ASSETS                                                               $158,177

EQUIPMENT - Net of accumulated depreciation of $276                                       3,406

OTHER ASSETS
------------

  Expenses preparatory to a public offering of the Company's common stock                28,628
                                                                                       --------

                                                                                       $190,211
                                                                                       ========
                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

CURRENT LIABILITIES
-------------------

  Accounts payable                                                                     $  1,327

STOCKHOLDERS' EQUITY
--------------------

  Preferred stock, $0.001 par value per share:
      Authorized and unissued                    10,000,000 shares
  Common stock, $0.001 par value per share:
      Authorized                                 90,000,000 shares
      Issued and outstanding                     10,486,800 shares         $ 10,487
  Additional paid-in capital                                                273,313
  Deficit accumulated during the development stage                          (94,916)
                                                                           --------
         TOTAL STOCKHOLDERS' EQUITY                                                     188,884
                                                                                       --------

                                                                                       $190,211
                                                                                       ========

The accompanying notes are an integral part of these financial statements.

                               INDIGO ENERGY, INC.
                            (FORMERLY Q POWER, INC.)
                          (A DEVELOPMENT STAGE COMPANY)

                             STATEMENT OF OPERATIONS

                  MARCH 8, 2000 (INCEPTION) TO AUGUST 31, 2000



REVENUE                                           $   -
                                                  --------
EXPENSES
--------
  Research and development expenses                 40,699
  General and administrative expenses               53,941
  Depreciation                                         276
                                                  --------
TOTAL EXPENSES                                      94,916
                                                  --------
NET LOSS                                          $(94,916)
                                                  ========



The accompanying notes are an integral part of these financial statements.

                               INDIGO ENERGY, INC.
                            (FORMERLY Q POWER, INC.)
                          (A DEVELOPMENT STAGE COMPANY)

                             STATEMENT OF CASH FLOWS

                  MARCH 8, 2000 (INCEPTION) TO AUGUST 31, 2000

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                                                $(94,916)
   Adjustments to reconcile net loss to net cash used in
      in operating activities:
         Noncash items:
            Depreciation of equipment                                           276
            Value of services contributed to the Company by certain
               executive officers                                            45,000
         Increase in prepaid expenses                                        (7,206)
         Increase in accounts payable                                         1,327
                                                                           --------

NET CASH USED IN OPERATING ACTIVITIES                                       (55,519)
                                                                           --------

CASH FLOWS USED IN INVESTING ACTIVITIES:
   Payments for the purchase of equipment                                    (3,682)
   Advances to officers (stockholders)                                      (11,265)
                                                                           --------
NET CASH USED IN INVESTING ACTIVITIES                                       (14,947)
                                                                           --------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from issuance of common stock                                   238,800
   Payments for expenses preparatory to a public offering of the
      Company's common stock                                                (28,628)
                                                                           --------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                   210,172
                                                                           --------

CASH AT AUGUST 31, 2000                                                    $139,706
                                                                           ========
SUPPLEMENTAL INFORMATION ABOUT
   CASH PAYMENTS IS AS FOLLOWS:
      Cash payments of interest                                            $   -
      Cash payments for income taxes                                       $   -


The accompanying notes are an integral part of these financial statements.

                               INDIGO ENERGY, INC.
                            (FORMERLY Q POWER, INC.)
                          (A DEVELOPMENT STAGE COMPANY)

                        STATEMENT OF STOCKHOLDERS' EQUITY

                  MARCH 8, 2000 (INCEPTION) TO AUGUST 31, 2000

                                                                                                                  DEFICIT
                                                                                                                ACCUMULATED
                                                                          COMMON STOCK            ADDITIONAL    DURING THE
                                                                    -------------------------      PAID-IN      DEVELOPMENT
                                                         TOTAL        SHARES          AMOUNT       CAPITAL         STAGE
                                                      ---------     ----------       --------     ---------     -----------
Common stock issued for cash                          $   9,500      9,500,000       $  9,500     $               $

Common stock issued in a securities offering,
  net of expenses of $17,400                            229,300        986,800            987      228,313

Value of services contributed to the Company
  by certain executive officers                          45,000                                     45,000

Net Loss - March 8, 2000 (inception) to
  August 31, 2000                                       (94,916)                                                   (94,916)
                                                      ---------     ----------       --------     --------        --------
BALANCE - AUGUST 31, 2000                             $ 188,884     10,486,800        $10,487     $273,313        $(94,916)
                                                      =========     ==========       ========     ========        ========


The accompanying notes are an integral part of these financial statements.

                               INDIGO ENERGY, INC.
                            (FORMERLY Q POWER, INC.)
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

                                 AUGUST 31, 2000


NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
        ------------------------------------------

          DESCRIPTION OF DEVELOPMENT STAGE ACTIVITIES
          -------------------------------------------

               The Company was organized on March 8, 2000 as a Delaware corporation under the name Alternate Energy Corp. In March, 2000, the Company changed its name from Alternate Energy Corp. to Q Power, Inc. In October, 2000, the Company changed its name from Q Power, Inc. to its present name of Indigo Energy, Inc. The Company has elected December 31 as its year end for tax and financial reporting. The Company is presently in its development stage and intends to become a developer and manufacturer of a reliable electrical backup power supply for the telecommunication industry. The Company makes no assurance that it will achieve its goals.

          OFFERING OF THE COMPANY'S COMMON STOCK - CONSUMMATED
          ----------------------------------------------------

               In May 2000, the Company completed an offering of 986,800 shares of its common stock at an offering price of $.25 per share to qualified investors. Pursuant to the offering, the Company received $246,700, less costs of $17,400 associated with the offering, for net proceeds of $229,300. The offering was made pursuant to the exemptions from registration with the Securities and Exchange Commission (SEC) provided by Regulation D, Rule 506, of the 1933 Act, and under applicable state laws, rules and regulations.

          EXPENSES PREPARATORY TO A PUBLIC OFFERING OF THE COMPANY'S COMMON
          -----------------------------------------------------------------
          STOCK
          -----

               Expenses incurred in connection with an initial public offering of the Company's common stock which is currently in progress will be charged to additional paid-in capital upon the successful completion of the offering. If the offering is not consummated, such costs will be charged against operations.

          USE OF ESTIMATES IN PREPARING FINANCIAL STATEMENTS
          --------------------------------------------------

               The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                               INDIGO ENERGY, INC.
                            (FORMERLY Q POWER, INC.)
                          (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                 AUGUST 31, 2000


NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
        ------------------------------------------

          CONCENTRATIONS OF CREDIT RISK
          -----------------------------

               Financial instruments which potentially expose the Company to concentrations of credit risk, as defined by Statement of Financial Accounting Standards No. 105, consist principally of cash.

               The Company maintains its cash balances (checking account of $39,488 and a certificate of deposit of $100,218, with a maturity of less than three months when purchased) in a financial institution located in Kent, Washington. The balances are insured by the Federal Deposit Insurance Corporation up to $100,000. As at August 31, 2000, cash balances in excess of such insurance are approximately $40,000.

          RESEARCH AND DEVELOPMENT
          ------------------------

               Research and development costs are expensed as incurred.

          PLANT AND EQUIPMENT
          -------------------

               Plant and equipment are stated at cost, less accumulated depreciation. The cost of major improvements and betterments to existing plant and equipment are capitalized, while maintenance and repairs are charged to expense when incurred. Upon retirement or other disposal of plant and equipment, the profit realized or loss sustained on such transaction is reflected in income. Depreciation is computed on the cost of plant and equipment on the straight-line method, based upon the estimated five year useful life of the assets.

                               INDIGO ENERGY, INC.
                            (FORMERLY Q POWER, INC.)
                          (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                 AUGUST 31, 2000

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
        ------------------------------------------

          INCOME TAXES
          ------------

               The Company has incurred a net operating loss for federal income tax purposes during the initial interim period March 8, 2000 to August 31, 2000. Such loss in the approximate amount of $50,000 is available as a deduction from income otherwise subject to federal income taxes. Part or all of the loss may be utilized in the Company's current year, but is dependent upon the outcome of its operations during the remainder of such year. If the net operating loss is not applied in the current year, it may be carried forward for twenty years and applied to income subject to tax in the applicable future years.

               The Company has adopted Statement of Financial Accounting Standards No. 109, "Accounting For Income Taxes", which requires the recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. No deferred tax assets are recognized in the balance sheet as at August 31, 2000 in connection with the Company's net operating loss inasmuch as a full valuation allowance has been established by management.

          COMPREHENSIVE INCOME
          --------------------

               The Company has adopted Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income", which established standards for reporting and display of comprehensive income and its components in the financial statements. Besides net income, SFAS No. 130 requires the reporting of other comprehensive income, defined as revenues, expenses, gains and losses that under generally accepted accounting principles are not included in net income. As at August 31, 2000, the Company had no items of other comprehensive income and as a result, no additional disclosure is included in the financial statements.

NOTE 2. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS
        -----------------------------------------------------

               The estimate of the fair value of each class of financial instruments for which it is practicable to estimate that value is based on the following methods and assumptions:

          CASH, ADVANCES TO OFFICERS (STOCKHOLDERS) AND ACCOUNTS PAYABLE:

               The carrying amounts of these items are assumed to be a reasonable estimate of their fair value due to their short-term nature.

                                ----------------

                                1,000,000 Shares

                                  Common Stock

                               Indigo Energy, Inc.

                                ----------------


                                   Prospectus


                                ----------------

                                TABLE OF CONTENTS

                                                              PAGE
Summary.......................................................
Risk Factors..................................................
Determination of Offering Price...............................
Limited State Registration....................................
Use of Proceeds...............................................
Capitalization................................................
Market for Common Equity......................................
Selected Financial Data.......................................
Management's Discussion and...................................
Analysis of Financial Condition...............................
Business......................................................
Description of Property.......................................
Management....................................................
Executive Compensation........................................
Security Ownership of Certain.................................
Beneficial Owners and Management..............................
Related Transactions..........................................
Description of Securities.....................................
Dividend Policy...............................................
Plan of Distribution..........................................
Legal Matters.................................................
Experts.......................................................
Changes in and Disagreements with Accountants.................
Where You Can Find More Information...........................
Index to Financial Statements.................................

                                ----------------

               PART II. INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. LIMITATION ON LIABILITY; INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Certificate of Incorporation includes certain provisions permitted pursuant to the Delaware General Corporation Law ("DGCL") whereby officers and directors of the Company shall be indemnified against certain liabilities to the Company or its shareholders. The Certificate of Incorporation also limits to the fullest extent permitted by the DGCL a director's liability to the Company or its stockholders for monetary damages for breach of fiduciary duty of care as a director, including gross negligence, except liability for (i) breach of the director's duty of loyalty to the Company or its shareholders,
(ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the laws, (iii) under Section 174 of the DGCL (relating to unlawful payments of dividends or unlawful stock repurchases or redemptions) or (iv) any transaction from which the director derives an improper personal benefit. This provision of the Company's Certificate of Incorporation has no effect on the availability of equitable remedies, such as injunction or rescission. The Company believes that these provisions will facilitate the Company's ability to continue to attract and retain qualified individuals to serve as directors and officers of the Company.

Limitations on Liability of Directors.

     Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys' fees) actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent a court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

Indemnification for Directors and Officers.

     Under Delaware law, a corporation may indemnify its present and former directors and officers for a variety of court or administrative proceedings. We have adopted a provision which requires us to indemnify and hold harmless any person involved in any action, suit or proceeding because that person is or was a director or officer of ours. This provision does not, however, require us to indemnify an officer or director in a proceeding they initiate without the authorization of our directors.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of ours pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Insurance for Directors and Officers.

     Under Delaware law, a corporation may obtain insurance on behalf of its directors and officers against liabilities incurred by them in those capacities. We have adopted a provision which permits us to maintain insurance to protect us and our directors and officers against expenses, liabilities and losses whether or not we would have the power to indemnify these persons under Delaware law. We intend to have in place at or promptly after the closing of this offering a directors' and officers' liability and company reimbursement liability insurance policy.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee        $   300
Transfer Agent Fees                                          2,000
Accounting fees and expenses                                 7,000
Legal fees and expenses                                     65,000
Blue Sky fees and expenses                                   3,500
Miscellaneous                                                2,000
                                                           -------
Total                                                      $79,800
                                                           =======

We will pay all expenses of this offering listed above.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     Since inception, the Company has issued unregistered securities to a limited number of persons as described below.

     (1) In connection with its organization in March 2000, the 4 founders of the Company were issued 9,500,000 shares of common stock. This transaction was not registered under the Act in reliance on the exemption from registration in
Section 4(2) of the Act, as a transaction not involving any public offering. These securities were issued as restricted securities and the certificates were stamped with restrictive legends to prevent any resale without registration under the Act or in compliance with an exemption.

     (2) The Company commenced on offering in reliance on Rule 506 of Regulation D of the Securities Act of 1933, for the sale of the Company's common stock. The 506 private placement began in late March 2000 and was completed as of May 31, 2000. The offering was for up to 1,000,000 shares at an offering price of $0.25 per share. The Company had sold 986,800 shares of common stock raising aggregate gross proceeds of $246,700, before deduction of offering expenses totaling $17,400. The shares were sold to 14 "accredited investors", including officers of the Company. Christopher Gabrys and Rick Campbell, officers of the Company, solicited shareholders, and no documentation was given to any person solicited in the offering. These transactions were not registered under the Act in reliance on the exemption from registration in Section 4(2) of the Act, and Rule 506 of Regulation D promulgated thereunder. Form D was filed with the Securities and Exchange Commission. The following persons purchased shares in the 506 private placement:

Name of Shareholder               Number of Shares Purchased     Price Per Share
-------------------               --------------------------     ---------------
Christopher Gabrys                          104,000                   $0.25
Elaine Collins                              400,000                   $0.25
David and Bonnie Campbell                   140,000                   $0.25
Robert and Tamitha McFarland                 20,000                   $0.25
Danny and Mary Tucker                       120,000                   $0.25
Jeffrey and Tracy Bartel                     10,800                   $0.25
Martha Gabrys                                20,000                   $0.25
Jon Gabrys                                   40,000                   $0.25
Richard Coker                                20,000                   $0.25
Wayne Gabrys                                 40,000                   $0.25
Charles and Gaila Triggs                     60,000                   $0.25
Mandy Triggs                                  4,000                   $0.25

Derek and Susan Triggs                        4,000                   $0.25

Charles Triggs                                4,000                   $0.25
--------------                                -----
TOTAL                                       986,800


ITEM 27. EXHIBITS

EXHIBIT
NUMBER                                DESCRIPTION
------                                -----------
3.1*          Certificate of Incorporation of Indigo Energy, Inc.
3.2*          Amendment to Certificate of Incorporation of Indigo Energy, Inc.
3.3           Amendment to Certificate of Incorporation to Indigo Energy, Inc.
3.4*          By-Laws of Indigo Energy, Inc.
4.1           Specimen of Common Stock Certificate
5.1*          Opinion of Rosenman & Colin LLP
10.1*         Product Purchase Agreement, dated May 24, 2000, by and between the
              Company and CalNetix.
10.2          Supply Agreement, dated September 18, 2000, by and between the
              Company and Toray Composites (America)
23.1          Consent of Freeman & Davis LLP
23.2*         Consent of Rosenman & Colin LLP (included in Exhibit 5.1)
99.1          Form of Subscription Agreement

----------
* Previously filed with Indigo's initial registration statement on Form SB-2, filed with the SEC on July 21, 2000.


ITEM 28.  UNDERTAKINGS

     The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to (i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and (iii) include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) of (4), or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

     To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this registration statement to be signed on its behalf by the undersigned in the City of Napa, State of California on October 27, 2000.

                                                INDIGO ENERGY, INC.



                                                By: /s/ Christopher Gabrys
                                                    -------------------------
                                                    Christopher Gabrys
                                                    President

     KNOW ALL MEN BY THESE PRESENTS, each person whose signature appears below constitutes and appoints Christopher Gabrys, his true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons and in the capacities and on the dates indicated.

/s/ Christopher Gabrys
----------------------                                         October 27, 2000
Christopher Gabrys            President and Director

/s/ Joel Bloomer
----------------------                                         October 27, 2000
Joel Bloomer                  Chairman of the Board of
                              Directors

/s/ Scott Kostiuk
----------------------                                         October 30, 2000
Scott Kostiuk                 Secretary and Treasurer